As of July 1, 1998


Mrs. Jeanette S. Wagner
[Address]


Dear Jeanette:

As you know, the Board of Directors of The Estee Lauder Companies Inc. (the "Company") by its action taken on February 3, 1998 has appointed you Vice Chairman of the Company, for an initial term of two years commencing with the date of this letter. In this regard, you shall continue to offer senior executive services to the Company, initially as part of a continuation of your employment status and later as a senior consultant on a non-exclusive, part time basis. This letter will set forth the arrangements concluded between you and the Company under which these services will be provided.

1. For the two-year period commencing July 1, 1998 and continuing through June 30, 2000 you shall hold yourself available to provide executive consulting services and strategic management direction to those operations of the Company which shall be designated by the Company. In this activity you shall coordinate your activities with Mr. Fred H. Langhammer, President and Chief Operating Officer of the Company.

2. It is anticipated that your initial assignments under this arrangement shall be focused on Sassaby, Inc. and Aveda Corporation. Additional or different assignments may be designated by Mr. Langhammer from time to time.

3a. For the period from July 1, 1998 through December 31, 1998, your employment status shall continue and you agree to devote substantially all your working time to the performance of your duties hereunder.

 b. For the period from January 1, 1999 and continuing thereafter through the remaining term of this agreement (i.e., through June 30, 2000), you agree to devote up to twelve working days per calendar month to the performance of such duties, at times and locations as shall be determined by you with due regard for concerns of organizational convenience. You acknowledge that, from and after January 1, 1999 for all purposes of this agreement you shall have the status of independent contractor, and shall be solely liable for all income, self employment, franchise and other similar and dissimilar taxes imposed by any jurisdiction in connection with this agreement or your provision of services under it.

5 a. In consideration of your accepting this agreement, the Compensation Committee of the Board of Directors of the Company has approved a grant to you, as of July 1, 1998, of share units in respect of 20,000 shares of the Class A Common Stock of the Company. The specific provisions of this share unit grant are set out at Attachment A to this letter.

b. In consideration of the time and services reserved hereunder, the Company will pay to you a retainer fee in the monthly amounts as follows:

         -for the period July, 1998 through December, 1998 -- $83,333

         -for the period January, 1999 through June,  2000 --  $41,667

c. Additionally, the Company shall offer to you a performance bonus in respect of each fiscal year during the term of this agreement. Each bonus award shall be calculated by reference to the achievement of performance objectives approved by the Compensation Committee. The Compensation Committee has determined that the target bonus opportunity in respect of each fiscal year during the term of this agreement shall be $500,000. The actual amount of each bonus shall approved by the Compensation Committee.

d. By additional action taken on February 3, 1998, The Compensation Committee directed that you receive an option to purchase 25,000 shares of the Class A Common Stock of the Company on each of July 1, 1998 and July 1, 1999, such options to be controlled by the Committee pursuant to the terms of the Company's Fiscal 1996 Share Incentive Plan (or successor plans of similar import).

6a. The Company will provide executive office accommodations for your use during the term of this agreement, as well as appropriate secretarial, telephone and administrative support.

b. All arrangements for travel undertaken in pursuit of your assignments under this agreement shall be at the standard presently existing for the senior most executives of the Company. In addition, the Company shall reimburse you for the cost of Mr. Wagner's companion travel with you on all such occasions as shall be determined by you.

c. The Company shall continue to provide to you executive limousine services, at a level and in the manner as presently existing.

d. The Company shall continue in force, at its expense, the executive split dollar life insurance coverage currently in force. Additionally, as a senior advisor to the Company, you shall be covered by the Company's accidental death and disability policy.

7. Please note that the undertakings and agreements made by you in connection with your prior employment agreement regarding confidentiality of Company information, work product and non-competition survive the expiration of that agreement, and continue in full force and effect.

Please indicate your acknowledgement and acceptance of all of the foregoing by signing the enclosed copy of this letter and returning it to the undersigned.


                                         Very truly yours,


                                         --------------------------
                                         Andrew J. Cavanaugh
                                         Senior Vice President


AGREED TO AND ACCEPTED:


----------------------------
Jeanette S. Wagner


Date:
      ----------------------

                                  ATTACHMENT A
                            TO THE AGREEMENT BETWEEN
             JEANETTE S. WAGNER and THE ESTEE LAUDER COMPANIES INC.
                            DATED AS OF JULY 1, 1998


The following points set forth the terms of the share unit grant to Jeanette S. Wagner, Vice Chairman (the "Executive Consultant"), approved by the Compensation Committee of the Board of Directors on February 3, 1998.

1. As of July 1, 1998, the Company shall establish a Share Unit Account for the Executive Consultant, and shall credit thereto 20,000 share units.

2. Until full payment of the share units shall be made as set forth at paragraph 4, below, as of each date that the Company shall pay a dividend to holders of record of the Class A Common Stock of the Company, the Company shall credit to such Share Unit Account a number of share units equal to (x) the aggregate dividend payable on a number of shares equal to the number of share units credited to the Share Unit Account as of the record date for such dividend, divided by (y) the average closing price of the Class A Common Stock on the New York Stock Exchange for the twenty (20) trading days next preceding such payment date, rounded to the next lower whole unit.

3. Share units credited to the Executive Consultant's Share Unit Account hereunder shall be non-forfeitable so long as the Executive Consultant shall continue to perform her duties during the entire term of the senior executive consulting agreement dated as of July 1, 1998 (or any extension thereof). In the event that the Executive Consultant shall fail or refuse to perform her duties during the full term of such agreement (other than due to death or disability), all share units credited to the account shall be forfeited and shall neither be due nor payable to the Executive Consultant.

4. The Company shall make full payment to the Executive consultant of the Share Unit Account on a date to be chosen by it, but in no event later than ninety
(90) days after the expiration of the executive consulting agreement dated as of July 1, 1998 (or any extension thereof). Such payment shall be made by a transfer to the Executive Consultant of a number of shares of Class A Common Stock of the Company equal to the number of share units credited to the Share Unit Account as of the date of such payment.

5. The Share Unit Account shall be a bookkeeping account only, and neither its establishment nor the crediting of share units to it shall result in the segregation or transfer of any money or other thing of value until payment is effected as set out in this Attachment. The attempt by any person to anticipate, hypothecate or otherwise assign value to the Share Unit Account as of any date prior to the date of payment shall be null and void and of no force or effect.